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                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                               HS RESOURCES, INC.


         HS Resources, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

         DOES HEREBY CERTIFY:

         FIRST: That the Board of Directors of HS Resources, Inc., has duly adopted resolutions setting forth proposed amendments of the Amended and Restated Certificate of Incorporation dated December 1, 1992 (the "Certificate of Incorporation") of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolutions setting forth the proposed amendments are as follows:

                  RESOLVED, that the Certificate of Incorporation of this corporation be amended by amending Article 4 to increase the total number of shares of Common Stock that the Company is authorized to issue from 30,000,000 shares to 50,000,000 shares. Henceforth, Article 4 shall read in its entirety as follows:

                           Article 4.

                           (a) The corporation is authorized to issue two
                  classes of shares, which shall be known as "Common Stock" and "Preferred Stock," respectively. The total number of shares of Common Stock authorized to be issued is Fifty Million (50,000,000) with a par value of $.001 per share, and the number of shares of Preferred Stock authorized to be issued is Fifteen Million (15,000,000) with a par value of $.001 per share.

                           (b) The Preferred Stock may be issued in one or more
                  series. The board of directors of the corporation shall determine the designation of each series and the authorized number of shares of each series of Preferred Stock. The board of directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of such shares and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of that series. If the number of shares of any series of stock shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.



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                  RESOLVED, that the Certificate of Incorporation of this
         corporation be amended by amending Article 16 to allow subsequent amendments to Article 4 of the Certificate of Incorporation to be effected upon approval by the affirmative vote of holders of not less than a majority of the outstanding shares of stock entitled to vote for the election of directors. Henceforth, Article 16 shall read in its entirety as follows:

                           ARTICLE 16. The corporation reserves the right to
                  amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute; provided, however, that this amended and Restated Certificate of Incorporation shall not be altered, amended or repealed except (i) in the case of Article 4, by the affirmative vote of holders of not less than a majority of the outstanding shares of stock entitled to vote upon the election of directors; and (ii) in the case of any other provision, by the affirmative vote of holders of not less than two-thirds of the outstanding shares of stock entitled to vote upon the election of directors.


         SECOND: That thereafter, pursuant to resolution of its Board of Directors, the annual meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation law of the state of Delaware on May 20, 1998, at which meeting the necessary number of shares as required by statute were voted in favor of these amendments.


         THIRD: That said amendments were duly adopted on May 20, 1998, in accordance with the provisions of Section 242 of the General Corporation Law of the state of Delaware.


         IN WITNESS WHEREOF, said corporation has caused this certificate to be signed by James M. Piccone, its authorized officer, this 30th day of November, 1998.




                                             By:
                                                -------------------------------
                                                  James M. Piccone
                                                  Secretary